Exhibit 10.111

AMENDMENT NUMBER 1 TO
Professional Capitation Medical Group/IPA Services Agreement

This Amendment Number 1 to Professional Capitation Medical Group/IPA Services Agreement (the “Amendment”) is entered into effective as of January 1, 2002 by and between PACIFICARE OF CALIFORNIA, a California corporation (“PacifiCare”), and Professional Care IPA Medical Group (“Medical Group”), with respect to the following facts:

The parties have previously entered into that certain Professional Capitation Medical Group/IPA Services Agreement dated June 1, 1999 (the “Agreement”) and any prior notices of termination or non-renewal are hereby cancelled.

Definitions utilized in this Amendment shall have the same meaning set forth in the Agreement.  Except as specifically amended by this Amendment, the Agreement shall continue in full force and effect.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.                                       Section 1.33,  Utilization Management (“UM”) Program, is hereby amended in its entirety, to read as follows:

1.33                 Medical Management (“MM” Program) are those standards, protocols, policies and procedures adopted by PacifiCare regarding the management, review and approval of the provision of Covered Services to Members.  The MM Program is described in the Provider Manual, and may be updated from time to time by PacifiCare as provided in this Agreement.

2.                                       Section 1.34,  Referral Services, is hereby added, to read as follows:

1.34                 Referral Services shall be those Covered Services, which are not Primary Care Services and are provided by a Participating Provider upon referral from Provider, in accordance with the requirements of the PacifiCare MM Program.

3.                                       Section 2.5,  First Paragraph only, Acceptance and Transfer of Members, is hereby amended in its entirety, to read as follows:

2.5                       Acceptance and Transfer of Members.  Medical Group and its Participating Providers may not impose any limitations on the acceptance of Members for care or treatment that are not imposed on other patients.  PacifiCare, Medical Group and its Participating Providers shall not request, demand, require or seek directly or indirectly the transfer, discharge

*** Confidential Information omitted and filed separately with the Securities and Exchange Commission.

or removal of any Member for reasons of Member’s need for, or utilization of, Covered Services, except in accordance with the procedures established by PacifiCare for such action.  Medical Group and its Participating Providers shall not refuse or fail to provide or arrange Covered Services to any Member.  In the event of a transfer of Members to Medical Group, PacifiCare shall retain financial responsibility for some services, described and attached to this Agreement as Exhibit 5.

4.                                       Section 2.6,  Medical Records, is hereby amended in its entirety, to read as follows:

2.6                       Medical Records.  Medical group and its Participating Providers shall maintain all patient medical records relating to Covered Services provided to Members, in such form and containing such information as required by the QI Program, Accreditation Organizations and State and Federal Law.  Medical records shall be maintained in a manner that is current, detailed, organized and permits effective patient care and quality review by Medical Group and PacifiCare pursuant to the QI Program.  Medical Records shall be maintained in a form and physical location which is accessible to Medical Group’s Participating Providers, PacifiCare, Government Agencies and Accreditation Organizations.  Upon request and within the time frame requested, Medical Group and its Participating Providers shall provide to PacifiCare, at Medical Group’s or Participating Provider’s expense, copies of Member medical records for the purposes of conducting quality assurance, case management and utilization reviews, credentialing and peer review, claims processing, verification and payment, resolving Member grievances and appeals and other activities reasonably necessary for the proper administration of the Managed Care Plans consistent with State and Federal Law.  Medical Group or its Participating Providers shall use best efforts to provide such medical records.  In the event that the Medical Group cannot obtain such records, Medical Group and its Participating Providers shall allow PacifiCare immediate access to such medical records for onsite copying and shall share the copying expense with PacifiCare.  Medical Group and its Participating Providers shall maintain the confidentiality of all Member medical records and treatment information in accordance with State and Federal Law.  Medical records shall be retained by Medical Group and its Participating Providers for at least six (6) years following the provision of Covered Services and as required by State and Federal Law.  The provisions of this Section shall survive the termination of this Agreement for the period of time required by State and Federal Law.

5.                                       Section 2.8.2.  Letter of Credit, is hereby deleted in its entirety, and replaced with the following

2.8.2              Letter of Credit.

(a)  As a material condition to PacifiCare’s obligations pursuant to this Agreement,  Medical Group shall, upon the occurrence of a Triggering Event as defined below, obtain for the benefit of PacifiCare a Letter of Credit to secure Medical Group’s performance under this Agreement (“Letter of Credit”).

(b)  The Letter of Credit shall be in the minimum amount of ***, which amount shall be adjusted by increasing the face amount of the Letter of Credit (an “Adjusted Letter of Credit”) as reasonably determined by PacifiCare from time to time throughout the term of this Agreement (but not more often than semi-annually) to reflect changes in membership and non-contracted claims payment experience, (the “Letter of Credit Funding Amount”).  PacifiCare shall provide Medical Group with thirty (30) days written notice of any requirement to adjust the Letter of Credit Funding Amount. As used in the balance of this Section, “Letter of Credit” shall refer to any initial Letter of Credit and any subsequent Adjusted Letter of Credit.

(c)  Immediately upon the occurrence of a Triggering Event (as defined in this subsection), Medical Group shall obtain the Letter of Credit in the amount of the then applicable Letter of Credit Funding Amount.  A Triggering Event, for purposes of this Section 2.8.1, shall mean any of the following:  (a) Medical Group’s failure to comply with its reporting obligations under Title 28, Section 1300.75.4.2 (the “Financial Solvency Regulations”); or (b) Medical Group’s failure after two consecutive quarters to comply with the standards set forth in the Financial Solvency Regulations, limited to failure to maintain positive Tangible Net Equity (TNE), as defined in the Financial Solvency Regulations or failure to maintain a positive level of working capital, calculated in a manner consistent with generally accepted accounting principles as contemplated by the Financial Solvency Regulations.

(d)  All the terms and conditions of the Letter of Credit shall be subject to PacifiCare’s prior written approval.  Medical Group shall be responsible for any cost, expense, or administrative fee in connection with the establishment and maintenance of the Letter of Credit.  Without limiting the foregoing, the Letter of Credit shall provide that PacifiCare may draw on the Letter of Credit by certifying to the issuer of the Letter of Credit (the “Issuer”) that (1) Medical Group is in default under this Agreement, and has failed to cure such default following thirty (30) days written notice from PacifiCare; or (2)

Medical Group is Insolvent; or (3) PacifiCare has not received notice from the Issuer of the Letter of Credit that the Letter of Credit is being renewed for the period required by this Agreement.

(e)  The Letter of Credit, when required to be in place as provided above, shall remain in full force and effect throughout the entire Term of this Agreement and until Medical Group satisfies all its financial obligations, as set forth at Section 2.8.2 (c), under this Agreement (“the Letter of Credit Term”) including meeting the standards set forth in the Financial Solvency Regulations.  The Letter of Credit shall be for a minimum of a six (6) month term.  PacifiCare acknowledges and agrees that the Letter of Credit may not be issued at any one time that would be for the entire Letter of Credit Term on the condition that Medical Group agree to the following.  Should the Issuer fail to provide notice to PacifiCare at least thirty (30) days prior to the expiration of the Letter of Credit that the Issuer will be renewing the Letter of Credit for at least a six (6) month period or should Medical Group otherwise fail to obtain a replacement Letter of Credit for the Letter of Credit Term from an issuer acceptable to PacifiCare by a date fourteen (14) days prior to the expiration date of the Letter of Credit, such failure shall constitute a material breach of this Agreement and PacifiCare shall be entitled to draw the entire amount of the Letter of Credit and hold such funds as a security deposit to pay Medical Group’s obligations under this Agreement.  The proceeds of the Letter of Credit (the “Security Deposit”) shall be the property of PacifiCare.  PacifiCare shall use the Security Deposit solely to pay Medical Group’s obligations under the Agreement.  PacifiCare shall pay Medical Group the amount of any unused portion of the Security Deposit after all of Medical Group’s financial obligations have been satisfied and this Agreement has been terminated.

(f)  Upon the occurrence of a Triggering Event, until such time as Medical Group establishes the Letter of Credit required by this Section, PacifiCare shall begin deducting ten percent (10%) of Medical Group’s monthly Capitation Payment for the purpose of establishing a security deposit (also a “Security Deposit” hereunder) equal to the Letter of Credit Funding Amount.  The Security Deposit shall be the property of PacifiCare.  PacifiCare shall pay Medical Group the Security Deposit upon the earlier of (i) PacifiCare’s receipt of the fully-funded Letter of Credit, or (ii) all of Medical Group’s financial obligations, as set forth at Section 2.8.2 (c), have been satisfied and this Agreement has been terminated.

6.                                 Section 2.10.  Medical Group’s Failure to Comply with Agreement, Provider Manual or Managed Care Plans.

2.10                 Medical Group’s Failure to Comply with Agreement, Provider Manual or Managed Care Plans.  If Medical Group fails to comply with any provision(s) of this Agreement, the Provider Manual or the Managed Care Plans, PacifiCare will provide written notice of such failure to Medical Group, specifying a date at least thirty (30) days following the date of the notice by which Medical Group must be in compliance with such provision(s), as reasonably determined by PacifiCare.  If Medical Group fails to comply with such provision(s) by the date specified in the notice, PacifiCare shall have the right to cease marketing efforts on behalf of Medical Group and/or discontinue assignment of Members to Medical Group until such time as Medical Group complies with such provision(s), as reasonably determined by PacifiCare.  In addition, PacifiCare shall have the right to either (i) collect from Medical Group or (ii) recoup against amounts due Medical Group under this Agreement, any penalties or other monetary amounts payable by PacifiCare to Government Agencies, Subscriber Groups, Participating Providers or any other health care providers as a result of Medical Group’s failure to comply with any provision(s) of this Agreement, the Provider Manual or Managed Care Plans.  Any dispute as to the Medical Group’s failure to comply per this Section 2.10 shall be resolved pursuant to the Dispute Resolution Procedures set forth at Section 7.5 (Dispute Resolution Procedures) of this Agreement and, as set forth at Section 7.5.1, the Medical Group shall have the right to begin any Dispute Resolution Procedure with the Confidential Independent Review set forth at Section 7.5.2, regardless of whether Medical Group or PacifiCare initiates the Dispute Resolution Procedures.  If Medical Group cures such non-compliance by the date specified in the notice, then PacifiCare shall not take any of the actions set forth in this Section 2.10.  PacifiCare’s rights and remedies under this Section shall be in addition to all other rights and remedies available to PacifiCare to enforce this Agreement, including the right of termination.

7.                                       Section 2.13.  PacifiCare Rights in the Event of Insolvency of Medical Group, paragraph (i) shall be amended to read as follows:

(i)                            Upon PacifiCare’s decision to increase withholds for the payment of claims as provided pursuant to Section 5.3 of this Agreement, PacifiCare shall share the withhold calculation methodology with the Medical Group;

8.                                       Section 2.14,  Provide Referral Services, is hereby added, to read as follows:

2.14                 Provide Referral Services.  With the prior approval of PacifiCare (except in the case of Emergency Services), Medical Group shall arrange any necessary Referral Services to PacifiCare’s selection of Participating Providers for Medical Group Members (which shall be shown on the PacifiCare list of providers of Referral Services).

9.                                       Section 2.15,  Transplant Services, is hereby added, to read as follows:

2.15                 Transplant Services.  Medical Group acknowledges and agrees that, at PacifiCare’s direction, transplant services shall be provided by PacifiCare’s National Preferred Transplant Network Providers, in accordance with PacifiCare’s policies and procedures.  PacifiCare shall use best efforts to direct transplant services to facilities which Medical Group has professional service contracts.  Medical Group shall make best efforts to put in place professional service contracts with PacifiCare’s National Preferred Transplant Network Providers.

10.                         Section 3.1.  Administration and Provision of Data, is hereby amended in its entirety, to read as follows:

3.1                       Administration and Provision of Data.  PacifiCare shall perform administrative, accounting, enrollment, eligibility verification and other functions necessary for the administration and operation of the Managed Care Plans.  PacifiCare shall provide Medical Group with management information and data reasonably necessary to carry out the terms and conditions of this Agreement and for the operation of the Managed Care Plans.  PacifiCare will provide such data in an electronic format if required by state or federal law.

11.                                 Section 5.3,  Withhold to Pay Claims, is hereby amended in its entirety, to read as follows

5.3                       Withhold to Pay Claims.  If PacifiCare does not delegate performance of claims processing to Medical Group or if the delegation of claims processing is revoked by PacifiCare, PacifiCare shall deduct from Medical Group’s monthly Capitation Payments an amount reasonably estimated by PacifiCare, at the time of the deduction, to be necessary for PacifiCare to process and pay claims for Medical Group Services which are not provided directly by Medical Group and its employed Participating Providers.  PacifiCare agrees that it shall provide evidence to Medical Group to support the amount of the withhold, PacifiCare shall consider in good faith information provided to it by Medical Group in the determination of any withholds pursuant to this Section and any disputes pursuant to this Section 5.3 shall be resolved pursuant to the Dispute Resolution Procedures set forth at Section 7.5 (Dispute Resolution Procedures) of this Agreement and, as set forth at Section 7.5.1, the Medical Group shall have the right to begin any Dispute Resolution Procedure with the Confidential Independent Review set forth at Section 7,5.2, regardless of whether Medical Group or PacifiCare initiates the Dispute Resolution Procedures.

12.                                Section 5.4.1,  Incentive Program Withhold, is hereby amended in its entirety, to read as follows

5.4.1              Commercial Incentive Program Withhold.  PacifiCare shall establish a single withhold from Medical Group’s monthly Commercial Capitation Payment for purposes of offsetting potential deficits for the Commercial Hospital Incentive Program (CHIP).  For the first Quarter of 2002 the monthly incentive withhold shall be *** of Medical Group Capitation Payment for each Managed Care Plan.  PacifiCare shall prospectively adjust the withhold based on Medical Group’s acute, authorized, non Out of Area, inpatient bed day per thousand Commercial members per year (days/1000) experience under the CHIP.  Withholds may be established as follows:

(i)                            Days/1,000 between 179 and 200 – PacifiCare shall establish a withhold of *** of Medical Group’s monthly Capitation Payment

(ii)                         Days/1,000 over 200 – PacifiCare shall establish a withhold of *** of Medical Group’s monthly Capitation Payment

Days/1000 shall be calculated using PacifiCare data, a rolling twelve (12) month average, for the period ending three (3) months prior to the quarter.  Beginning at the end of the 1st quarter, 2002.  For example; on April 1st, PacifiCare shall produce bed day reports which show the Days/1000 performance of Medical Group, from January 1, 2001 through December 31, 2001.  Withholds may be adjusted up or down, based on bed day performance, no more frequently than monthly.

13.                                 Section 5.4.2,  Secure Horizons Incentive Program Withhold, is hereby added, to read as follows:

5.4.2              Secure Horizons Incentive Program Withhold.  PacifiCare shall establish a single withhold from Medical Group’s monthly Secure Horizons Capitation Payment for purposes of offsetting potential deficits for the Secure Horizons Hospital Incentive Program (SHIP).  For the first Quarter of 2002 the monthly incentive withhold shall be *** of Medical Group Capitation Payment for each Managed Care Plan.  PacifiCare shall prospectively adjust the withhold based on Medical Group’s acute, authorized, non Out of Area, inpatient bed day per thousand Commercial members per year (days/1000) experience under the SHIP.  Withholds may be established as follows:

(i)                            Days/1,000 between 1,401 and 1,470 – PacifiCare shall establish a withhold *** of Medical Group’s monthly Capitation Payment

(ii)                         Days/1,000 over 1,470 – PacifiCare shall establish a withhold of *** of Medical Group’s monthly Capitation Payment

Days/1000 shall be calculated using PacifiCare data, a rolling twelve (12) month average, for the period ending three (3) months prior to the quarter.  Beginning at the end of the 1st quarter, 2002.  For example; on April 1st, PacifiCare shall produce bed day reports which show the days/1000 performance of Medical Group, from January 1, 2001 through December 31, 2001.  Withholds may be adjusted up or down, based on bed day performance, no more frequently than monthly.

14.                                 Section 5.11,  Recoupment Rights, is hereby amended in its entirety, to read as follows:

5.11                 Recoupment Rights.  PacifiCare shall provide Medical Group with prior written notice of any proposed offset (i.e., recoupment) from PacifiCare’s payments to Medical Group, which notice shall contain supporting relevant documentation for such proposed offset (“Notice of Proposed Offset”).  Medical Group shall review the proposed offset and advise PacifiCare in writing within thirty (30) days of Medical Group’s receipt of the Notice of Proposed Offset if Medical Group objects to the proposed offset, which objection must be reasonable and supported, as appropriate, by all relevant documentation.  If (a) PacifiCare does not receive Medical Group’s approval to the proposed offset or if Medical Group objects to the proposed offset, and (b) PacifiCare continues to take the position that it is entitled to the offset, either party may submit such dispute for resolution pursuant to the Dispute Resolution Procedures set forth in Section 7.5 (Dispute Resolution Procedures) of this Agreement and, as set forth at Section 7.5.1, the Medical Group shall have the right to begin any Dispute Resolution Procedure with the Confidential Independent Review set forth at Section 7.5.2, regardless of whether Medical Group or PacifiCare initiates the Dispute Resolution Procedures.  While any PacifiCare Provider Dispute Resolution Procedure pursuant to Section 7.5.1 or Confidential Independent Review pursuant to Section 7.5.2 of this Agreement is pending, PacifiCare shall not deduct the amounts to be offset from Medical Group’s Capitation Payments.  As a material condition to PacifiCare’s obligations under this Agreement, Medical Group agrees that all recoupment and any offset rights pursuant to this Agreement shall be deemed to be and to constitute rights of recoupment authorized in State or Federal law or in equity to the maximum extent possible under law or in equity.

15.                                 Section 6.2.3,  Notice of Termination and Effective Date of Termination, is hereby amended, to delete the last sentence of the Section.  The last sentence of this Section is replaced with the following:

“During the Cure Period, PacifiCare may cease marketing efforts for Medical Group and discontinue enrollment of Members with Medical Group.”

16.                                 Section 7.3,  Member Appeals and Grievances, is hereby amended as follows.  The following is added to Section 7.3:

7.3                       Member Appeals and Grievances.  PacifiCare shall be responsible for resolving Member claims for benefits under the Managed Care Plans and all other claims against PacifiCare.  PacifiCare shall resolve such claims utilizing the Member Appeals and Grievance Procedures set forth in the Subscriber Agreement and the Provider Manual.  Medical Group shall assist PacifiCare in the handling of Member complaints, grievances and appeals, consistent with the Member Appeals and Grievance Procedures.  In the event an oral or written complaint, grievance or appeal is presented to Medical Group or any of its Participating Providers relating to benefits or coverage under a Managed Care Plan, Medical Group or its Participating Providers will immediately refer Members to contact PacifiCare or deliver any written complaint, grievance or appeal to PacifiCare for handling pursuant to the Member Appeals and Grievance Procedures.  Medical Group and its Participating Providers shall comply with all final determinations made by PacifiCare through the Member Appeals and Grievance Procedures as they relate to Medical Group Services.  PacifiCare agrees that it shall utilize Medical Group’s Participating Providers when available to provide any care related to a determination, unless otherwise directed by a government agency.  Member claims against Medical Group or its Participating Providers, other than claims for benefits under the Managed Care Plans, are not subject to the Member Appeals and Grievance Procedures and are not governed by this Agreement.

17.                                 Section 7.5,  Disputes Between PacifiCare and Medical Group, is hereby amended in its entirety as follows

7.5                       Dispute Resolution Procedures

7.5.1               PacifiCare’s Provider Dispute Resolution Procedure.  Notwithstanding any provision in this Agreement to the contrary, Medical Group and PacifiCare agree that disputes arising out of the performance of this Agreement or relating to the decisions made by PacifiCare under this Agreement (“Disputes”) shall be resolved by a process beginning with the independent review procedure (“Confidential Independent Review”) set forth in Section 7.5.2 of this Agreement unless Medical Group, specifically notifies PacifiCare in writing (“Notice”) that the Dispute shall be resolved pursuant to the dispute resolution procedure (“PacifiCare Provider Dispute

Resolution Procedure”) set forth in Exhibit 4 to this Agreement in lieu of the Confidential Independent Review.  If the Dispute proceeds to arbitration pursuant to Section 7.5.3 of this Agreement, the arbitration shall be a de novo proceeding which shall be convened without any recommendations made pursuant to Sections 7.5.1 or 7.5.2 of this Agreement.

7.5.2               Confidential Independent Review

a.                             When a Dispute arises between the parties, either party may initiate the Confidential Independent Review of the Dispute by delivering a written demand to the other party for the initiation of Confidential Independent Review (“Demand for IR”).  The Demand for IR shall include a detailed description of the Dispute and the name of one (1) or more proposed individuals (“Independent Reviewers”) to review and resolve such Dispute who meet the IR Qualifications set forth in subsection b. of this Section 7.5.2 of this Agreement.  The party receiving the Demand for IR shall respond to the Demand for IR within five (5) calendar days of the date of delivery of such Demand for IR (“Demand Delivery Date”), which response shall either accept one (1) of the proposed Independent Reviewers named on the Demand for IR or propose one (1) or more alternative Independent Reviewers, each of whom meet the IR Qualifications.  If the party initiating the Demand for IR does not accept an alternative Independent Reviewer, within ten (10) calendar days of the Demand Delivery Date, within fifteen (15) calendar days of the Demand Delivery Date, the Independent Reviewers selected by each party shall select the Independent Reviewer no later than thirty (30) calendar days following the Demand Delivery Date.

b.                            The IR Qualifications are as follows:

(i)                            For clinical Disputes, the Independent Reviewer shall be a physician licensed to practice medicine in California.

(ii)                         For Disputes that do not involve clinical issues, the Independent Reviewer shall be an individual with expertise in health care finance.

(iii)                      The Independent Reviewer shall not be an employee, an officer or a director of either party.

(iv)                     The Independent Reviewer shall sign an agreement with both parties pursuant to which the Independent Reviewer agrees to maintain the Dispute as confidential.

c.                             The Independent Reviewer shall, unless otherwise agreed to by the parties, render and deliver a written decision regarding the Dispute to the parties within forty-five (45) calendar days following the Demand Delivery Date.  The parties shall be entitled to present the Independent Reviewer with any written materials determined by the applicable party to be useful in resolving the Dispute and/or presenting their position on the Dispute and each party shall provide a copy of all materials presented to the Independent Reviewer to the other party.  Any verbal information provided to the Independent Reviewer shall, to the extent possible, be provided to all parties participating in the communication.  If the Independent Reviewer has questions or seeks additional information, the Independent Reviewer shall make the request to both parties and the parties’ responses shall be promptly provided to the Independent Reviewer, with copies to the other party.  Each party shall pay its own costs and expenses relating to the Confidential Independent Review; provided, however, that the costs and expenses of the Independent Reviewer shall be shared equally by the parties.

d.                            Either party may appeal the decision of the Independent Reviewer within twenty (20) calendar days of the date such decision is delivered to the parties by requesting arbitration pursuant to Section 7.5.3 of this Agreement.

e.                             Notwithstanding any provision in this Agreement to the contrary, while any Confidential Independent Review pursuant to Section 7.5.2 of this Agreement or the PacifiCare Provider Dispute Resolution Procedure in Section 7.5.1 is being sought or is otherwise proceeding: 1) Members shall not be denied services deemed by PacifiCare or its designee to be Covered Services; and 2) PacifiCare shall not assess any penalty or implement any withhold or deduction from Capitation Payments or other payments deemed by PacifiCare to be due from PacifiCare to Medical Group.

7.5.3               Arbitration.  Any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement which is not resolved pursuant to the PacifiCare Provider Dispute Resolution Procedure or the Confidential Independent Review specified above shall be resolved by binding arbitration at the request of either party, in accordance with and administered by either (a) the Commercial Rules of the American Arbitration Association or (b) the Comprehensive Arbitration Rules of Practice and Procedure of the Judicial Arbitration Mediation Services, Inc.  (“JAMS”) as shall be mutually determined by the parties, but if the parties cannot agree, the arbitration shall be conducted by JAMS.  Such arbitration shall occur in Los Angeles, California, unless the parties mutually agree to have such proceeding in some other locale.  The arbitrator(s) shall apply California substantive law, or federal substantive law where state law is preempted.  Civil discovery for use in such arbitration may be conducted in accordance with the provisions of California law that would apply if the matter were being litigated in a Superior Court of the State of California.  The arbitrator(s) selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of California.  The provisions of California law governing discovery in a civil action filed in Superior Court of the State of California (including, but not limited to, deposition) are incorporated herein by reference and made applicable to this Agreement.

The arbitrator(s) shall have the power to grant all legal and equitable remedies provided by California law and award compensatory damages provided by California law, except that punitive damages shall not be awarded.  The arbitrator(s) shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based.  The arbitrator(s) shall not have the power to commit errors of law or legal reasoning.  Any judicial review of the arbitrator(s) decision shall be governed by California Code of Civil Procedure Section 1285, et seq., except that the parties expressly grant the Superior Court the authority to correct errors of law, and modify the arbitrator(s)’ ruling to avoid errors of law.

If the arbitrator(s) finds that the nonprevailing party’s position was without legal or factual merit, the arbitrator(s) shall have the discretion to award the substantially prevailing party its attorneys’ fees and costs incurred in connection with the arbitration hereunder.  which fees and costs shall be paid by the nonprevailing party.

Notwithstanding the above, in the event either Medical Group or PacifiCare wishes to obtain injunctive relief or a temporary restraining order, such party may initiate an action for such relief in a court of general jurisdiction in the State of California.  The decision of the court with respect to the requested injunctive relief or temporary restraining order shall be subject to appeal only as allowed under California law.  However, the courts shall not have the authority to review or grant any request or demand for damages.

18.                                 Section 7.11,  Notification and Approval of Sale or Change in Management of Medical Group, is hereby amended in its entirety as follows:

7.11                 Notification and Approval of Sale or Change in Management of Medical Group.  Medical Group agrees that it shall provide prior written notice to PacifiCare of its intent to either (i) sell, transfer or convey its business or any substantial portion of its business assets to another entity (“successor entity”) or (ii) enter into a management contract with a physician practice management company (“management company”) which does not manage Medical Group as of the Commencement Date.  Such prior written notice shall be given at least ninety (90) days prior to Medical Group selling its business or entering into such contract.  As set forth in Section 6.4, PacifiCare shall have the right to terminate this Agreement upon ninety (90) days written notice to Medical Group if PacifiCare reasonably determines that any successor entity or any management company cannot satisfactorily perform the obligations of Medical group under this Agreement.  Medical Group warrants and assures that this Agreement, if not otherwise terminated by PacifiCare, will be assumed by all successor entities and that all successor entities and management companies will be bound by the terms and conditions of this Agreement.

19.                                 Section 8.3.5.  Services to be Provided to Members Transferred to Medical Group from a Terminated Participating Provider, is hereby amended in its entirety, to read as follows:

8.3.5              Services to be Provided to Members Transferred to Medical Group from a Terminated Participating Provider.  Subject to Medical Group’s capacity to accept additional Members as set forth in Section 2.5 of this Agreement, Medical Group agrees to accept transfers of Members from other Participating Providers in circumstances in which such Participating Provider’s agreement with PacifiCare has terminated.  PacifiCare agrees to accept financial responsibility for certain Covered

Services, as described in Exhibit 5.  Upon such transfer, Medical Group agrees that its shall accept prior authorizations for Covered Services provided to such Members and shall be financially responsible for all continuing Covered Services (except those described in Exhibit 5) to be provided or arranged for such transferred Members following termination of the other Participating Provider’s agreement with PacifiCare.  Notwithstanding the foregoing, in the event that the prior authorizations related to such transfer result in a material adverse economic effect on Medical Group as reasonably demonstrated by Medical Group, PacifiCare and Medical Group agree to meet in good faith to discuss how to address the economic effect on Medical Group.  Any dispute as to the Medical Group’s acceptance of members and prior authorizations per this Section 8.3.5 shall be resolved pursuant to the Dispute Resolution Procedures set forth at Section 7.5 (Dispute Resolution Procedures) of this Agreement and, as set forth at Section 7.5.1, the Medical Group shall have the right to begin any Dispute Resolution Procedure with the Confidential Independent Review set forth at Section 7.5.2.  regardless of whether Medical Group or PacifiCare initiates the Dispute Resolution Procedures.

20.                                 Section 8.6,  Equal Opportunity / Affirmative Action, is hereby added, to read as follows:

8.6                       Equal Opportunity/Affirmative Action.  PacifiCare is an equal employment opportunity employer.  As such, the provisions of Executive Order 11246, as amended (Equal Opportunity/Affirmative Action), 38 U.S.C. 4212, as amended (Vietnam Era Veterans Readjustment Assistance Act), and Section 503 of the Rehabilitation Act of 1973, as amended (Handicapped Regulations), and the implementing regulations found at 41 C.F.R. 60-1&2, 41 C.F.R. 60-250, and 41 C.F.R. 60-741, respectively, are hereby incorporated by reference.

21.                                 Article 9, Express Referrals, is hereby deleted in its entirety.

22.                                 Exhibit 1.  Medical Group Facilities and Service Area, is hereby amended to read as follows:

Medical Group Service Area: The Medical Group Service Area is the geographic area within a thirty (30) mile radius of each of the Primary Care Physician’s offices.  The Medical Group Service Area shall be determined by PacifiCare based upon the shortest route using public streets and highways.

23.                                 Exhibit 4, PacifiCare Dispute Resolution Procedure, is hereby attached as an integral part of this Agreement.

24.                                 Exhibit 5, PacifiCare obligations in the event PacifiCare block transfers members to Medical Group from another PacifiCare contracted medical group.  is hereby attached has an integral part of this Agreement.

25.                                 Product Attachment A, Commercial, Section 1.1, Commercial Plan Premium, is hereby deleted in its entirety.

26.                                 Product Attachment A.  Commercial, Section 3.1, Capitation Payments for Commercial Plan Members, will be changed from ***  to Age/Gender/Benefit Adjusted Capitation Payments, and is hereby amended in its entirety, to read as follows:

3.1                       Age/Gender/Benefit Adjusted Commercial Capitation.  Capitation Payments for Commercial Plan Members shall be made based upon a per Member per month base capitation rate (“Base Capitation Rate”) adjusted to reflect the Medical Group Members’ age, gender, and benefit plan participation.  The Base Capitation Rate shall be *** per Commercial Plan Member per month.  Age/gender adjustment factors are actuarially determined and are listed below.  Benefit adjustment factors are actuarially determined and may take into consideration variations in benefit plan types, copay and coinsurance levels.  PacifiCare may change its benefit adjustment factors as needed to support the differing plan types that it offers.  On an annual basis, PacifiCare may modify the benefit adjustment factors based on actuarially determined changes.  The average capitation rate will vary during subsequent months as a result of changes in the age, gender, and benefit plan participation of the Medical Group’s Members for the applicable month.  The total monthly Capitation Payment shall also be adjusted in the manner set forth in Article 5 of the Base Agreement.

The following are PacifiCare’s age/gender adjustment factors:

Age Sex Category	Age/Sex Factor
Child 0	1.9939
Child 1	1.2664
Child 2-9	0.4730
Child 10-17	0.4375
Female 18-19	0.7395
Female 20-24	1.4564
Female 25-29	1 6593
Female 30-34	1.4785
Female 35-39	1.2495
Female 40-44	1.3095
Female 45-49	1.2221
Female 50-54	1.5869
Female 55-59	1.7404
Female 60-64	2.0135
Female 65 plus	2.0630
Male 18-19	0.3554
Male 20-24	0.4774
Male 25-29	0.5702
Male 30-34	0.6033
Male 35-39	0.7038
Male 40-44	0.7700
Male 45-49	0.8742
Male 50-54	1.3235
Male 55-59	1.7024
Male 60-64	2.2284
Male 65 plus	2.3563

27.                                 Product Attachment A, Commercial, Section 3.1.3, Adjustment for Experience-Rated Managed Care Plans, is hereby deleted in its entirety.

28.                                 Product Attachment A, Commercial, Section 3.1.3, Minimum/Maximum Capitation Payment Program, is hereby added, to read as follows:

3.1.1              Minimum/Maximum Capitation Payment Program.  PacifiCare guarantees that the Medical Group will receive a minimum age/gender/benefit plan adjusted Capitation Payment per Commercial Health Plan Member per month, for the provision of Medical Services.  In exchange for this minimum guarantee, PacifiCare is also establishing a maximum allowable Capitation Payment.  The guarantee (the “Minimum/Maximum Capitation Payment Program”) is described further as follows:

For the period January 1, 2002, to March 31, 2002 only, the Medical Group minimum age/gender/benefit plan adjusted Capitation Payment guarantee shall be *** average per Commercial Health Plan Member per month and the maximum payment shall be limited to *** average per Commercial Health Plan Member per month.

For the period April 1, 2002, to June 31, 2002 only, the Medical Group minimum age/gender/benefit plan adjusted Capitation Payment guarantee shall be *** average per Commercial Health Plan Member per month and the maximum payment shall be limited to *** average per Commercial Health Plan Member per month.

Prior to other adjustments to the Capitation Payments, if the average Capitation Payment per Member per month received by the Medical Group is less than the minimum rate listed above, PacifiCare shall pay the Medical Group the difference as described below, to meet the minimum guarantee of this program.  In addition, if the average Capitation Payment per Member per month exceeds the maximum rate listed above, the Medical Group shall owe PacifiCare the difference.  Any amounts owed by Medical Group shall be recovered by PacifiCare as described below, to meet the maximum average Capitation Payment allowed for under the Minimum/Maximum Capitation Payment Program.

Calculations of the Minimum/Maximum Capitation Payment Program will be based on the cumulative calendar quarter average per Member per month amount for the 2002 calendar year.  PacifiCare shall provide calculations 45 days after the end of each calendar quarter of this Agreement.  If PacifiCare owes a payment to the Medical Group, PacifiCare will provide payment 30 days after the calculation is provided (i.e. 75 days after the calendar quarter).  If the Medical Group owes money to PacifiCare, PacifiCare will deduct such amount from the capitation of the Medical Group in the month following provision of the calculation (i.e.  if the calculation is provided on November 15th, the deduction will be taken from the capitation due on December 10th).

A final year-end settlement will be provided on August 15, 2003, to capture any final retroactivity for the calendar year 2002.  If PacifiCare owes a payment to the Medical Group, PacifiCare will provide payment by September 15, 2003, 30 days after the calculation is provided.  If the Medical Group owes money to PacifiCare, PacifiCare will deduct such amount from the capitation of the Medical Group in the month following provision of the calculation (i.e.  if the calculation is provided on August 15, the deduction will be taken from the capitation due on September 10).

Example:

Calendar Yr 2002 Quarter	Average PMPM	Calculation Due.	Date Paid/Recovered
Q1	Avg. for Ql	May 15, 2002	June 15 (pd) June 10 (recovered)
Q2	Avg. for Ql - Q2	Aug. 15, 2002	Sept. 15 (pd) Sept. 10 (recovered)
Q3	Avg. for Ql - Q3	Nov. 15, 2002	Dec. 15(pd) Dec. 10 (recovered)
Q4	Avg. for Ql - Q4	Feb. 5, 2003	March 15 (pd) March 10 (recovered)
2002 Year-end Settlement	Avg. for Ql-Q4, adjusted for retroactivity	Aug. 15, 2003	Sept. 15, 2003 (pd) Sept. 10, 2003 (recovered)

29.                                 Product Attachment A, Commercial, Section 3.2 (ii), ISL Premium, is hereby amended in its entirety, to read as follows;

(ii)                        ISL Premium shall be zero dollars ($0.00) per Commercial Plan Member per month

30.                                 Product Attachment A.  Commercial, Section 3.3.1 (ii), Reinsurance Premium, is hereby amended in its entirety, to read as follows:

(ii)                        Reinsurance Premium shall be *** per Commercial Plan Member per month.

31.                                 Product Attachment A, Commercial, Section 3.3.2, CHIP Budget, will be changed from *** to *** of the Commercial Plan Premium per Member per month, excluding Commercial POS Plan Members, less PacifiCare Commercial Plan Reinsurance Premium, if any, and is subject to the adjustments set forth in Article 5 of the Base Agreement and the adjustments further specified below.

32.                                 Product Attachment A, Commercial, Section 3.3.5, CHIP Deficit, is hereby amended in its entirety, to read as follows:

3.3.5              CHIP Deficit.  In the event the CHIP Expense is greater than the CHIP Budget, the deficit shall be allocated as follows:

*** to Medical Group, except that no portion of the CHIP Deficit shall be allocated to Medical Group if Medical Group’s Bed Day utilization is less than one hundred and seventy-nine (179) days/1,000.

*** to PacifiCare

33.                                 Product Attachment A, Commercial, Section 3.3.6, Settlements and Reconciliation, is hereby amended in its entirety, to read as follows:

3.3.6              Settlements and Reconciliation.  Settlements and reconciliation of the CHIP shall be performed by PacifiCare as provided in Article 5 of the Base Agreement.

34.                                 Product Attachment B, Commercial POS, Section 1.7, Commercial Plan Premium, is hereby added, to read as follows:

1.7                       Commercial Plan Premium is the premium received by PacifiCare each month for PacifiCare Commercial Plan Members, excluding amounts to pay broker and agent commissions/compensation, administrative fees paid to affiliates in connection with joint marketing arrangements.  Premium taxes and premiums for Supplemental Benefits.

35.                                 Product Attachment B, Commercial POS, Section 3.2.3 (iii), Out-of-Network Reinsurance Premium, is hereby amended in its entirety, to read as follows:

(iii)                     Out-of-Network Reinsurance Premium shall be *** of the Commercial Plan Reinsurance Premium amount set forth in Section 3.3.1 of Product Attachment A.

36.                                 Product Attachment C, Secure Horizons, Section 1.1, HCFA, is hereby amended in its entirety, to read as follows:

1.1                                 CMS is the Centers for Medicare and Medicaid Services, an administrative agency of the United States Government, responsible for administering the Medicare program.

Any references to the Health Care Financing Administration (“HCFA”) are hereby replaced with CMS.

37                                    Product Attachment C, Secure Horizons, Section 3.1.  Capitation Payments for Secure Horizons Members, will be changed from *** of the Secure Horizons Revenue per Secure Horizons Member per month, to *** of the Secure Horizons Revenue per Secure Horizons Member per month.

38                                    Product Attachment C, Secure Horizons, Section 3.3.2, SHIP Budget: effective January 1, 2002, will be changed from *** to *** of the Secure Horizons Revenue per Secure Horizons Member per Month, subject to the adjustments set forth in Article 5 of the Base Agreement and further specified below, less PacifiCare Secure Horizons Plan Reinsurance Premium, if any.

39.                                 Product Attachment C, Secure Horizons, Section 3.3.5, SHIP Deficit, is hereby amended in its entirety, to read as follows:

3.3.5                        SHIP Deficit.  In the event the SHIP Expense is greater than the SHIP Budget, the deficit shall be allocated as follows:

*** to Medical Group, except that no portion of the SHIP Deficit shall be allocated to Medical Group if Medical Group’s Bed Day utilization is less than one thousand, four hundred and one (1,401) days/1,000.

*** PacifiCare

40.                                 Product Attachment C, Secure Horizons, Section 3.3.6, Settlements and Reconciliation, is hereby amended in its entirety, to read as follows:

3.3.6              Settlements and Reconciliation.  Settlements and reconciliation of the SHIP shall be performed by PacifiCare as provided in Article 5 of the Base Agreement.

41.                                 Product Attachment C, Secure Horizons, Section 3.4, Market-Specific Benefit Program, will be changed from *** to *** and add to it *** per Secure Horizons Plan Member per month, which amount is established as a credit for rebates received from pharmaceutical manufacturers.  This credit may or may not reflect the total pharmaceutical manufacturer rebate revenues received by PacifiCare for purposes of funding and administering the MSBP

Effective March 1, 2002, the MSBP will be changed from *** back to *** and add to it *** per Secure Horizons Plan Member per month, which amount is established as a credit for rebates received from pharmaceutical manufacturers.

42.                                 Product Attachment C, Secure Horizons, Section 3.4.3, MSBP Surplus, is hereby amended in its entirety, to read as follows:

3.4.3              MSBP Surplus.  In the event the MSBP Expense is less than the MSBP Budget, *** of the surplus shall be allocated to Medical Group up to *** per Secure Horizons Member per month.

43.                                 Product Attachment C, Secure Horizons, Section 3.4.4, MSBP Deficit, is hereby amended in its entirety, to read as follows:

3.4.4              MSBP Deficit. In the event the MSBP Expense is greater than the MSBP Budget, *** of the deficit shall be allocated to Medical Group up to *** per Secure Horizons Member per month.

IN WITNESS WHEREOF, the undersigned parties hereby agree to this Amendment as of the date first set forth above.

PACIFICARE OF CALIFORNIA A California corporation

By:	/s/ Brian Jeffrey

Name:	/s/ Brian Jeffrey

Title

Professional Care IPA Medical Group A California professional corporation

By:	Richard Shinto

Name:	Richard Shinto

Title:	Medical Director

EXHIBIT 4

PACIFICARE DISPUTE RESOLUTION PROCEDURE

(This Exhibit 4 is an integral part of this Agreement)

Provider Dispute Resolution Process Scope

PacifiCare has developed a standard dispute resolution procedure to ensure the timely response and resolution of provider disputes through a process that includes documentation, investigation, notification and timely resolution.  The Provider Dispute Resolution Procedure is not intended to provide a mechanism for renegotiating the terms of the provider agreement.  It is a mechanism by which contracting providers may submit disputes arising out of the performance of the provider agreement or relating to decisions made by PacifiCare pursuant to the provider agreement.

A dispute can be an oral or written expression of dissatisfaction by a provider, a request for reconsideration of a decision to deny services or payment of services (i.e., a denied claim or service) or an issue of perceived monies owed to the provider.

Disputes arising from the following would go through the Provider Dispute Resolution Procedure:

•                  Denial of payment for services

•                  Reimbursement/billing issues

•                  Settlement issues

•                  Capitation issues (i.e., inaccurate reimbursement)

•                  Clinical issues

•                  Assignment (or transfer) of members

•                  Disenrollment of a member

•                  Revocation of delegation issues

•                  Provider termination

•                  Financial risk issues

•                  Other contractual related issues (excluding rate negotiation)

Procedure	Submission and Resolution of Disputes

PacifiCare encourages providers to talk with their PacifiCare Network Management Representative about any questions, comments, or concerns they may have. If the Network Management Representative does not resolve the issue, the provider can submit a written dispute containing the following information:

•                  Provider Name and Address

•                  Provider’s PacifiCare Group or Individual ID#

•                  A complete and accurate explanation of the problem

•                  Supporting documentation including copies of
Claims (if applicable), Medical Records,
reports as necessary

The provider should send the dispute request to:

PacifiCare of California Attention:Administrator P.O. Box 6006 Cypress, CA 90630-5015

PacifiCare will send a written acknowledgment of receipt of the provider’s request and an explanation of the review procedure within five (5) business days.

There are, four levels of dispute resolution available to the provider.

Level 1 – Departmental Review, (as appropriate):

• Claims • Medical Management • Quality Management • Finance • Contracting • Network Management

Level 2 – Plan Level Executive Committee Level 3 – Independent Review Level 4 – Arbitration

Level 1 – Departmental Review

The Network Management Department will initially review all disputes submitted by providers.  If they are not able to resolve the dispute, they will forward the dispute to the appropriate PacifiCare Department for review.

•                  If the dispute involves quality of care, medical services or any clinically related issue, assignment or disenrollment of members, the Plan Medical Director will review the case.

•                  If the dispute arises out of a denial of a claim, a billing or reimbursement issue, the Director of Claims will review the case.

•                  The Controller or Director of Finance will review all financial issues.

•                  The Vice President of Credentialing (or Quality Management) will review individual provider termination disputes.  The matter will be addressed and resolved under separate PacifiCare policies and procedures related to physician termination and procedural rights.  (See the “Administrative Rights upon Termination of Individual Provider” section below.).

•                  The Vice President of Network Management will review all contract-related issues including delegation issues, provider group termination disputes and financial risk issues.

Network Management will send a written determination to the provider within sixty (60) calendar days of receipt of the original written dispute, (or as expeditiously as the situation requires), dependent upon receipt of all pertinent information.  This will include the resolution of the dispute, the reasons for the decision and the decision-maker.

Please note that if the dispute involves a service denial that places a member’s health in jeopardy, it will be considered as an expedited appeal and handled through the member appeals process.  (See “Provider Acting on Behalf of Member in an Appeal or Grievance” section below).

Level 2 – Executive Committee Review

If the provider is dissatisfied with the Level I determination, the provider may request a review by the Executive Committee of PacifiCare by submitting a written request within thirty (30) days of receipt of the Level 1 determination to the Network Management Department.  The Network Management Department will send a written acknowledgment of receipt of the provider’s request within five (5) business days that will also include an explanation of the review procedure and notification of the review date.

Providers will be notified of their right to appear before the Committee in person to discuss the issue.

The Executive Committee will review the provider’s dispute and provide a determination within 30 calendar days of the request.

Level 3 – Independent Review

If the provider is not satisfied with the Level 2 determination, he/she may submit the dispute to Independent Review in accordance with the terms of the Provider Agreement. Either party may initiate Independent Review of the dispute by delivering a written demand to the other party for the initiation of Independent Review within thirty (30) days of receipt of the Level 2 determination.  The party receiving the Demand for IR must respond to the Demand for IR within five (5) calendar days of the date of delivery.

Level 4 – Arbitration

Either party may appeal the decision of the Independent Reviewer within twenty (20) calendar days of the date such decision is delivered to the parties by requesting arbitration in accordance with the terms of the Provider Agreement.  The Network Management Department will send a written acknowledgment of receipt of the provider’s request for arbitration within five (5) business days that will include an explanation of the arbitration procedure.

Provider Acting on Behalf of Member in an Appeal or Grievance

The Provider Dispute Resolution Process is separate and distinct from the PacifiCare Member Appeals and Grievance Procedure.  A provider may join with, or assist a PacifiCare member in submitting a member appeal or grievance for resolution, or submit the appeal on behalf of the member but a provider cannot on providers own behalf appeal a decision under the PacifiCare Member Appeals and Grievance Procedure.  Providers wishing to appeal on behalf of a member must obtain a written authorization to represent the member.  Non-contracted providers must sign either a written authorization to represent the member or a waiver of payment form (if filing on their own behalf).  Please see the Member Appeals and Grievance Procedure in your PacifiCare Policy and Procedure Manual for more details.

Administrative Rights upon Termination of Individual Provider

The termination of individual physicians or other health care professionals is handled in accordance with the terms of the physician contract and separate policies and procedures established by the PacifiCare Health Services/Quality Management/Credentialing Department.  These procedures may include certain administrative procedural rights or fair hearing rights for the physician, depending on the reason for termination, in accordance with state and federal law and regulations or standards established by PacifiCare.  Should a physician submit a dispute or challenge to PacifiCare involving the physician’s termination, the matter will be addressed and resolved under the separate PacifiCare policies and procedures related to physician termination and procedural rights.

EXHIBIT 5

PACIFICARE OBLIGATIONS IN THE EVENT OF BLOCK TRANSFERS TO

MEDICAL GROUP

(This Exhibit 5 is an integral part of this Agreement)

1.               PacifiCare will have financial responsibility for Organ transplants or bone marrow transplants and related services that take place within 120 days of eligibility.

2.               PacifiCare will have financial responsibility for surgeries already scheduled by the former medical group /IPA and surgeries scheduled by Medical Group within 30 days eligibility and within 60 days of eligibility of the provider of service is not contracted with Medical Group.

3.               Professional and facility fees associated with acute inpatient care for patients hospitalized at the time of transfer to Medical Group until date of discharge or transfer to a lower level of care will be financial responsibility of PacifiCare or former medical group.

4.               Dialysis services to remain PacifiCare responsibility if the Member is not able to transfer to an in-network Dialysis facility.

5.               Members undergoing current courses of chemotherapy or radiation therapy for 90 days if the Member is not transferable to an in-network provider will be financial responsibility of PacifiCare or former medical group.

6.               Facility and professional fees associated 3rd trimester pregnancies at the time of transfer to Medical Group will be the financial responsibility of PacifiCare.